CSW Industrials Reports Record Fiscal 2025 Second Quarter Results

DALLAS, October 30, 2024 (GLOBE NEWSWIRE) - CSW Industrials, Inc. (Nasdaq: CSWI or the "Company") today reported record results for the fiscal 2025 second quarter period ended September 30, 2024.

Fiscal 2025 Second Quarter Highlights (comparisons to fiscal 2024 second quarter)

•Total revenue increased 11.9% to an all-time quarterly high of $227.9 million, driven by organic growth of 6.2% and inorganic growth of 5.7% from the recent acquisitions of Dust Free and PSP Products
•Net income attributable to CSWI increased 20.0% to $36.1 million, compared to $30.1 million
•Earnings per diluted share ("EPS") increased 17.1% to $2.26, compared to $1.93
•EBITDA grew 14.8% to $60.8 million, including margin expansion of 70 bps to 26.7%
•Cash flow from operations increased 49.5% to $66.8 million, compared to $44.7 million
•Issued and sold 1.265 million shares of stock at $285 per share in a successful follow-on equity offering, resulting in net proceeds of $347.4 million
•Paid down $115.0 million, or all outstanding debt on the revolver following the equity offering, further improving the strength of the balance sheet

Fiscal 2025 First Half Highlights (comparisons to fiscal 2024 first half)

•Total revenue increased 11.6% to $454.1 million, of which 7.0%, or $28.3 million was organic growth, and $18.8 million, or 4.6%, was inorganic growth from recent acquisitions
•Net income attributable to CSWI increased 23.0% to $74.6 million, as compared to $60.7 million
•EPS improved 21.5% to $4.73, compared to $3.90
•EBITDA increased 17.4% to $126.1 million, including margin expansion of 140 bps to 27.8%
•Cash flow from operations increased 36.4% to $129.5 million, compared to $94.9 million
•Invested $32.3 million in acquisitions and $8.6 million in organic capital expenditures, while returning total cash of $15.4 million to shareholders through share repurchases of $8.9 million and dividends of $6.5 million

Comments from the Chairman, President, and Chief Executive Officer

Joseph B. Armes, CSW Industrials’ Chairman, President, and Chief Executive Officer, commented, "I am pleased to announce these outstanding results for the fiscal second quarter of 2025. CSWI's record revenue for the quarter was driven by organic volume growth, pricing actions, and our strategic acquisitions of Dust Free and PSP Products. The team also achieved all-time record operating cash flow and record fiscal second quarter net income, earnings per diluted share, and EBITDA for the quarter."

Armes continued, "During the second fiscal quarter 2025, CSWI issued equity to the public for the first time in our history. Strong investor demand, after the public announcement of our follow-on equity offering, allowed the Company to issue a total of 1.265 million shares of common stock proving that our track record of building long-term shareholder value is attractive to both pre-existing and new shareholders, while also being accretive to our earnings due to the full repayment of our debt and investment in interest-bearing accounts. In addition, our disciplined capital allocation philosophy led us to acquire PSP Products in the quarter, adding innovative products within the profitable electrical end market for CSWI. Subsequent to quarter end, the Company announced a mid-year, 14% increase in our quarterly cash dividend, reflecting our strong balance sheet, cash flows, and profitability."

Fiscal 2025 Second Quarter Consolidated Results

Fiscal second quarter revenue was $227.9 million, a $24.3 million or 11.9% increase over the prior year period. Total revenue growth included $12.7 million of organic growth contributed from all operating segments (6.2% of the total 11.9% growth) due to increased volume and pricing actions, with the remainder contributed by the Dust Free and PSP acquisitions, which are both reported in the Contractor Solutions segment.

Gross profit in the fiscal second quarter was $103.9 million, representing 14.2% growth over $91.0 million in the prior year period. Gross profit margin expanded 90 bps to 45.6%, compared to 44.7% in the prior year period. The gross profit margin increase was primarily a result of volume leverage and pricing actions.

Operating expenses as a percentage of revenue were 23.0% in the current period, which was below the prior year period of 24.0%. Operating expenses were $52.4 million in the current year period, compared to $49.0 million in the prior year period and we were able to leverage our revenue growth while absorbing additional expenses related to the recent acquisitions, spending on business development and integration, and investing in team members.

Operating income in the current period was $51.5 million, compared to $42.0 million in the prior year period. Operating income as a percentage of revenue was 22.6% in fiscal 2025 second quarter, compared to 20.6% in the prior year period. The 200 bps improvement in operating income margin was a result of the previously mentioned improvement in the gross profit margin and leverage on operating expenses.

Interest expense was $1.3 million, compared to interest expense of $3.3 million in the prior year period. The decrease of $2.0 million was a result of a lower debt balance throughout the quarter and paying off the outstanding balance borrowed against our revolver and interest income earned from the net proceeds of the equity offering.

Other expense was $0.7 million, compared to other income of $1.9 million in the prior year period. The change in other expense of $2.6 million was primarily related to a gain of $1.4 million reported in the previous period in connection with the sale of a property previously held for investment that did not recur, in addition to losses arising from transactions in currencies other than functional currencies.
Net income attributable to CSWI (net of non-controlling interest in the joint venture) increased 20.0% to $36.1 million, compared to the prior year period of $30.1 million, and EPS increased 17.1% to $2.26, compared to $1.93 in the prior year period.

Fiscal 2025 second quarter EBITDA increased 14.8% to $60.8 million, up from $53.0 million in the prior year period. EBITDA margin expanded 70 bps to 26.7%, compared to 26.0% in the prior year period.

During the fiscal second quarter 2025, the Company issued equity to the public for the first time. On September 4, 2024, CSWI announced the commencement of an underwritten public offering of one million shares of common stock. The following day, the Company announced the upsize of the public offering to 1.1 million shares of common stock at a price of $285 per share, plus an option for the underwriters to purchase up to an additional 165 thousand shares. In the aggregate, CSWI was able to issue and sell 1.265 million shares of common stock at $285 for proceeds of approximately $347.4 million, net of underwriting discount and expenses incurred directly related to the offering. The follow-on equity offering increased the Company's weighted average shares outstanding, used in determining the diluted EPS, by 336 thousand for the fiscal 2025 second quarter and 169 thousand for the first half of fiscal 2025.

During the fiscal second quarter, the Company paid down $115.0 million of debt, resulting in no borrowings outstanding under the revolving line of credit at quarter end, utilizing the record quarterly cash flows from operations of $66.8 million and the cash received from our follow-on equity offering. Cash flows from operations benefited from a $16.8 million tax payment deferral from fiscal first half 2025 to fiscal third quarter 2025 under a temporary federal tax relief related to the severe storms and flooding in Texas in early 2024.

Following quarter-end, the Company announced its twenty-third consecutive regular quarterly cash dividend. This dividend was increased by $0.03, or 14.3%, from the prior quarter to $0.24 per share due to our strong balance sheet, cash flows and profitability, and will be paid on November 8, 2024, to shareholders of record on October 25, 2024.

The Company’s effective tax rate for the fiscal second quarter was 26.1%. The third quarter GAAP tax rate may be lower than average, due to a potential $3.6M release of uncertain tax position reserves upon statue expiration of several pre-acquisition tax returns for TRUaire and Falcon.

Fiscal 2025 Second Quarter Segment Results

The Contractor Solutions segment revenue was $158.8 million, an $18.9 million or 13.5% increase over the prior year period, comprised of organic growth of $7.3 million (5.2% of the total 13.5% growth) driven by increased organic unit volumes and pricing actions, and inorganic growth of $11.6 million from the recent acquisitions of Dust Free and PSP Products. As compared to the prior year period, net revenue growth was driven by the HVAC/R, electrical, and plumbing end markets. Segment operating income improved to $46.3 million, compared to $39.0 million in the prior year period. The incremental profit resulted from revenue growth, gross profit leverage, and the inclusion of recently acquired businesses and was partially offset by increased spending on business integrations, strategic development activities, and employee compensation. Segment operating income margin in the fiscal second quarter was 29.1%, compared to 27.9% in the prior year period. Segment EBITDA in the fiscal second quarter was $53.7 million, or 33.8% of revenue, compared to $46.6 million, or 33.3% of revenue in the prior year period.

The Specialized Reliability Solutions segment revenue was $38.5 million, a $1.9 million or 5.2% increase from the prior year period. The increased net revenue was driven by growth in the energy, rail transportation, and mining end markets. Segment operating income improved to $5.8 million, as compared to $4.8 million in the prior year period, an increase of 20.5%. Segment operating income margin in the fiscal second quarter improved to 15.1%, compared to the prior year period of 13.2% as a result of manufacturing efficiencies. Segment EBITDA improved by 13.2% to $7.1 million in the fiscal second quarter, with an EBITDA margin of 18.4% as compared to 17.2% in the prior year period.

The Engineered Building Solutions segment revenue was a record $32.7 million, or 11.9% increase compared to $29.2 million in the prior year period, driven by strength in the backlog converting to revenue and market expansion. Segment operating income was $6.1 million, or 18.6% of revenue, compared to the prior year period of $5.2 million, or 17.9% of revenue, due to the management of operating expenses. Segment EBITDA and EBITDA margin also improved to $6.6 million and 20.1% in the fiscal second quarter, compared to $5.7 million and 19.5% in the prior year period.

Fiscal 2025 First Half Consolidated Results

Fiscal first half revenue was $454.1 million, representing 11.6% growth from $407.0 million in the prior year period, with growth in all three reporting segments. Of the $47.1 million total growth, $28.3 million (7.0% of the 11.6% total growth) resulted from organic growth, with the remainder ($18.8 million) contributed by the Dust Free and PSP acquisitions.

Gross profit in the fiscal first half was $211.3 million, representing $28.2 million (15.4%) growth from $183.1 million in the prior year period, with the incremental profit resulting predominantly from revenue growth driven by increased unit volumes, a slight increase from pricing actions, and recent acquisitions. Gross profit as a percentage of sales was 46.5%, compared to 45.0% in the prior year period. Gross margin improvement was a result of leveraging the volume increase, favorable product mix and pricing actions.

Operating expenses as a percentage of revenue were 23.1%, compared to 23.6% in the prior year period, as the increase in revenue growth outpaced operating expenses. Operating expenses in the current year period were $104.7 million, compared to $95.9 million in the prior year period. The additional expenses were related to employee compensation, expenses related to recent acquisitions including amortization of intangible assets, business development expenses, and integration costs.

In the current period, operating income was $106.6 million, compared to $87.2 million in the prior year period. The incremental operating income resulted from the gross profit increase, partially offset by the operating expense increase as discussed above. Operating income margin in the current period improved to 23.5%, compared to the prior year period of 21.4%. During the comparative periods, the enhanced operating income margin was due to the improvement in gross profit margin combined with the management of operating expenses.
Interest expense was $3.9 million, compared to interest expense of $7.3 million in the prior year period. The decrease of $3.4 million was a result of a lower debt balance throughout the first half of the year, then paying off the outstanding balance borrowed against our revolver and interest income earned from the net proceeds of the equity offering.

Other expense was $0.4 million, compared to other income of $2.2 million in the prior year period. The change in other expense of $2.6 million was primarily related to the aforementioned gain of $1.4 million, in addition to losses arising from transactions in currencies other than functional currencies.

In the current period, reported net income attributable to CSWI improved to $74.6 million, or $4.73 per diluted share. In the prior year period, reported net income attributable to CSWI was $60.7 million, or $3.90 per diluted share.

Fiscal 2025 first half EBITDA increased 17.4% to $126.1 million from $107.4 million in the prior year period. EBITDA as a percentage of revenue improved 140 bps to 27.8%, compared to 26.4%, in the prior year period.

Net cash provided by operating activities for the fiscal 2025 first half was a record $129.5 million, compared to $94.9 million in the prior year's first half, as improved profit, and the tax payment deferrals led to a 36.4% increase compared to the prior year period. The Company paid down all $166.0 million of debt in the first half utilizing our record cash flow from operations and net proceeds from the follow-on equity offering.

The Company’s effective tax rate for the fiscal first half was 26.2% on a GAAP basis.

Fiscal 2025 First Half Segment Results

Contractor Solutions segment revenue was $319.3 million, a $39.4 million or 14.1% increase from the prior year period. Revenue growth was comprised of inorganic growth from Dust Free and PSP acquisitions ($18.8 million, or 6.7%, of growth), and organic growth of $20.6 million (7.4% of the total 14.1% growth) due to increased unit volumes and a slight increase from pricing actions. As compared to the prior year period, net revenue growth was driven primarily by the HVAC/R, plumbing, and electrical end markets. Segment operating income in the current year period was $96.1 million, compared to $78.7 million in the prior year period. The incremental profit resulted from the increased unit volumes, favorable product mix, and the inclusion of recent acquisitions, partially offset by increased expenses related to employee compensation and business integrations as the segment builds the infrastructure to support continued growth, and increased expenses related to the inclusion of Dust Free and PSP in the current period, including amortization of intangible assets. Segment operating income margin was 30.1%, compared to 28.1% in the prior year period, driven primarily by increased operating leverage from the additional volume, favorable product mix and pricing actions, combined with the management of operating expenses. Segment EBITDA in the current period was $112.0 million, or 35.1% of revenue, compared to $93.4 million, or 33.4% of revenue in the prior year period.

Specialized Reliability Solutions segment revenue grew to $75.3 million, a $1.0 million or 1.3% increase from the prior year period of $74.3 million, primarily due to pricing actions and increased unit volumes, with growth in the rail transportation end market and a decrease in mining. In the current year period, Segment operating income improved by 10.0% to

$13.0 million, or 17.2% of revenue, compared to the prior year period of $11.8 million, or 15.9% of revenue. Improved segment operating income resulted primarily as a result of a favorable inventory adjustment in the first quarter as well as the increased volume. Segment EBITDA in the current period was $15.6 million, or 20.7% of revenue, compared to $14.7 million, or 19.8% of revenue in the prior year period.

Engineered Building Solutions segment revenue was $63.6 million, a $6.8 million or 11.9% increase over the prior year period, primarily due to the conversion of backlog into revenue and market expansion. Segment operating income increased 24.4% to $11.8 million, or 18.6% of revenue, compared to the prior year period of $9.5 million, or 16.7% of revenue, due to the increased net revenue, improved gross margin as a result of operating leverage, and management of operating expenses. Segment EBITDA in the current period was $12.8 million, or 20.1% of revenue, compared to $10.4 million, or 18.3% of revenue in the prior year period.

All percentages are calculated based upon the attached financial statements. Share count used in determining the diluted EPS is based on a weighted average of outstanding shares throughout the measurement period.

Conference Call Information

The Company will host a conference call today at 10:00 a.m. ET to discuss the results, followed by a question-and-answer session for the investment community. A live webcast of the call can be accessed at https://cswindustrials.gcs-web.com/. To access the call, participants may dial 1-877-407-0784, international callers may use 1-201-689-8560, and request to join the CSW Industrials earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until Wednesday, November 13, 2024. Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671 and enter access code 13749338. The call will also be available for replay via webcast link on the Investors portion of the CSWI website www.cswindustrials.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as "may," "should," "expects," "could," "intends," "plans," "anticipates," "estimates," "believes," "forecasts," "predicts" or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

Non-GAAP Financial Measures

This press release includes an analysis of adjusted diluted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income and free cash flows, which are non-GAAP financial measures of performance. Attributable to CSWI is defined to exclude the income attributable to the non-controlling interest in the Whitmore JV.

CSWI utilizes adjusted EBITDA (earnings before interest, tax, depreciation and amortization) as an additional consolidated, non-GAAP financial measure, which consists of consolidated net income including income attributable to the non-controlling interest in the Whitmore JV, adjusted to remove the impact of income taxes, interest expense, depreciation, amortization and impairment, and significant nonrecurring items.

For a reconciliation of these measures to the most directly comparable GAAP measures and for a discussion of why we consider these non-GAAP measures useful, see the “Reconciliation of Non-GAAP Measures” section of this release.

About CSW Industrials, Inc.

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta
Vice President, Investor Relations and Treasurer
214-489-7113
alexa.huerta@cswindustrials.com

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share amounts)	2024	2023	2024	2023
Revenues, net	$227,926	$203,653	$454,103	$407,013
Cost of revenues	(124,025)	(112,694)	(242,781)	(223,887)
Gross profit	103,901	90,959	211,322	183,126
Selling, general and administrative expenses	(52,352)	(48,966)	(104,712)	(95,927)
Operating income	51,549	41,993	106,610	87,199
Interest expense, net	(1,341)	(3,306)	(3,861)	(7,315)
Other income (expense), net	(677)	1,926	(418)	2,240
Income before income taxes	49,531	40,613	102,331	82,124
Provision for income taxes	(12,910)	(10,431)	(26,859)	(20,885)
Net income	36,621	30,182	75,472	61,239
Less: Income attributable to redeemable noncontrolling interest	(570)	(127)	(828)	(572)
Net income attributable to CSW Industrials, Inc.	$36,051	$30,055	$74,644	$60,667

Net income per share attributable to CSW Industrials, Inc.
Basic	$2.27	$1.93	$4.75	$3.91
Diluted	2.26	1.93	4.73	3.90

Weighted average number of shares outstanding:
Basic	15,866	15,544	15,701	15,532
Diluted	15,941	15,588	15,770	15,568

CSW INDUSTRIALS, INC.
CONSOLIDATED BALANCE SHEETS

(unaudited)
(Amounts in thousands, except for per share amounts)	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$273,220	$22,156
Accounts receivable, net of allowance for expected credit losses of $1,127 and $908, respectively	135,265	142,665
Inventories, net	183,731	150,749
Prepaid expenses and other current assets	17,281	15,840
Total current assets	609,497	331,410
Property, plant and equipment, net of accumulated depreciation of $109,891 and $103,515, respectively	95,128	92,811
Goodwill	255,899	247,191
Intangible assets, net	333,326	318,819
Other assets	65,446	53,095
Total assets	$1,359,296	$1,043,326

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$63,191	$48,387
Accrued and other current liabilities	96,259	67,449
Total current liabilities	159,450	115,836
Long-term debt	—	166,000
Retirement benefits payable	1,093	1,114
Other long-term liabilities	148,404	125,298
Total liabilities	308,947	408,248
Commitments and contingencies (See Note 13)
Redeemable noncontrolling interest	20,183	19,355
Equity:
Common shares, $0.01 par value	177	164
Additional paid-in capital	494,535	137,253
Treasury shares, at cost (982 and 952 shares, respectively)	(106,636)	(95,643)
Retained earnings	651,145	583,075
Accumulated other comprehensive loss	(9,055)	(9,126)
Total equity	1,030,166	615,723
Total liabilities, redeemable noncontrolling interest and equity	$1,359,296	$1,043,326

CSW INDUSTRIALS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended September 30,
(Amounts in thousands)	2024	2023
Cash flows from operating activities:
Net income	$75,472	$61,239
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,045	6,613
Amortization of intangible and other assets	13,214	11,730
Provision for inventory reserves	840	2,490
Provision for doubtful accounts	723	227
Share-based compensation	6,891	5,556
Net gain on disposals of property, plant and equipment	(39)	(1,446)
Net pension benefit	33	33
Impairment of assets	—	91
Net deferred taxes	1,516	411
Changes in operating assets and liabilities:
Accounts receivable	11,301	(3,917)
Inventories	(25,282)	7,739
Prepaid expenses and other current assets	(2,085)	(5,478)
Other assets	153	(466)
Accounts payable and other current liabilities	39,626	8,975
Retirement benefits payable and other liabilities	61	1,139
Net cash provided by operating activities	129,469	94,936
Cash flows from investing activities:
Capital expenditures	(8,587)	(7,785)
Proceeds from sale of assets held for investment	—	1,665
Proceeds from sale of assets	43	42
Cash paid for investments	(500)	—
Cash paid for acquisitions	(32,305)	(2,623)
Net cash used in investing activities	(41,349)	(8,701)
Cash flows from financing activities:
Borrowings on line of credit	32,723	38,681
Repayments of line of credit and term loan	(198,723)	(118,681)
Purchase of treasury shares	(12,287)	(3,928)
Proceeds from equity issuance	347,407	—
Dividends	(6,523)	(5,900)
Net cash provided by (used in) financing activities	162,597	(89,828)
Effect of exchange rate changes on cash and equivalents	347	(1,016)
Net change in cash and cash equivalents	251,064	(4,609)
Cash and cash equivalents, beginning of period	22,156	18,455
Cash and cash equivalents, end of period	$273,220	$13,846

Reconciliation of Non-GAAP Measures

We use adjusted earnings per share attributable to CSWI, adjusted net income attributable to CSWI, adjusted operating income, and adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, cost of revenue, operating expense, operating income and net income attributable to CSWI, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. Free cash flow is a non-GAAP financial measure and is defined as cash flow from operations less capital expenditures. We also believe these measures are useful for investors to assess the operating performance of our business without the effect of non-recurring items. In the following tables, there could be immaterial differences in amounts presented due to rounding.

CSW Industrials, Inc.
Reconciliation of Net Income Attributable to CSWI to EBITDA
(unaudited)

(Amounts in thousands)	Three months ended September 30,		Six Months ended September 30,
	2024	2023	2024	2023
Net Income attributable to CSWI	$36,051	$30,055	$74,644	$60,667
Plus: Income attributable to redeemable noncontrolling interest	570	127	828	572
Net Income	$36,621	$30,182	$75,472	$61,239

Adjusting Items:
Interest expense, net	1,341	3,306	3,861	7,315
Income tax expense	12,909	10,431	26,859	20,886
Depreciation & amortization	9,951	9,045	19,883	17,960
EBITDA	$60,823	$52,964	$126,075	$107,399
EBITDA % Revenue	26.7%	26.0%	27.8%	26.4%

CSW Industrials, Inc.
Reconciliation of Segment Operating Income to Segment EBITDA
(unaudited)

(Amounts in thousands)	Three months ended September 30, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$158,835	$38,535	$32,673	$(2,115)	$227,927

Operating Income	$46,254	$5,819	$6,082	$(6,606)	$51,550
% Revenue	29.1%	15.1%	18.6%		22.6%

Adjusting Items:
Other income (expense), net	(543)	(121)	(12)	(2)	(678)
Depreciation & amortization	8,002	1,409	494	45	9,951
EBITDA	$53,713	$7,108	$6,564	$(6,562)	$60,823
% Revenue	33.8%	18.4%	20.1%		26.7%

(Amounts in thousands)	Three months ended September 30, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$139,902	$36,614	$29,211	$(2,075)	$203,653

Operating Income	$39,025	$4,829	$5,233	$(7,095)	$41,993
% Revenue	27.9%	13.2%	17.9%		20.6%

Adjusting Items:
Other income (expense), net	575	(54)	3	1,402	1,926
Depreciation & amortization	7,045	1,505	453	42	9,045
EBITDA	$46,645	$6,280	$5,690	$(5,651)	$52,964
% Revenue	33.3%	17.2%	19.5%		26.0%

CSW Industrials, Inc.
Reconciliation of Segment Operating Income to Segment EBITDA
(unaudited)

(Amounts in thousands)	Six Months ended September 30, 2024
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$319,252	$75,327	$63,566	$(4,041)	$454,104

Operating Income	$96,138	$12,970	$11,806	$(14,304)	$106,610
% Revenue	30.1%	17.2%	18.6%		23.5%

Adjusting Items:
Other income (expense), net	(147)	(183)	(19)	(68)	(418)
Depreciation & amortization	15,985	2,832	979	87	19,883
EBITDA	$111,976	$15,619	$12,766	$(14,285)	$126,075
% Revenue	35.1%	20.7%	20.1%		27.8%

(Amounts in thousands)	Six Months ended September 30, 2023
	Contractor Solutions	Specialized Reliability Solutions	Engineered Building Solutions	Corporate and Other	Consolidated
Revenue, net	$279,857	$74,326	$56,798	$(3,967)	$407,014

Operating Income	$78,692	$11,794	$9,493	$(12,780)	$87,199
% Revenue	28.1%	15.9%	16.7%		21.4%

Adjusting Items:
Other income (expense), net	747	(91)	11	1,573	2,240
Depreciation & amortization	13,940	3,035	895	90	17,960
EBITDA	$93,380	$14,738	$10,398	$(11,117)	$107,399
% Revenue	33.4%	19.8%	18.3%		26.4%

CSW INDUSTRIALS, INC.
Reconciliation of Operating Cash Flow to Free Cash Flow
(Unaudited)

(Amounts in thousands)	Three Months Ended September 30,		Six Months ended September 30,
	2024	2023	2024	2023
Net cash provided by operating activities	$66,814	$44,679	$129,469	$94,936
Less: Capital expenditures	(5,486)	(2,814)	(8,587)	(7,785)
Free cash flow	$61,328	$41,865	$120,882	$87,151
Free cash flow % EBITDA	100.8%	79.0%	95.9%	81.1%